JOINT VENTURE AGREEMENT

This Joint Venture Agreement ("Agreement") is made and entered into as of this 18th day of August, 2011 by and between “Pelion Exclusive” an individual enterprise of Mr. Eleftherios Kontos, ("Pelion Exclusive") and Prime Estates and Developments, Inc. ("Prime") with reference to the following facts:

A.           Pelion Exclusive has extensive experience in the business of acquiring, financing, managing and selling residential and commercial real estate properties for third parties. The manager of Pelion Exclusive is Mr. Eleftherios Kontos.

B.           Prime is a public company (PMLT) and intends to be in several businesses including developing, acquiring and operating residential and commercial real estate.

C.           Pelion Exclusive and Prime desire to enter into an arrangement whereby Pelion Exclusive will advice and offer its specialized real estate know how in various locations that has extensive experience including the area of the Pelion Mountain in Greece. Pelion Exclusive will offer consulting services to Prime concerning the merger, acquisition, financing, development, operation, and the resale of real estate projects that will introduce to Prime.

Therefore, in consideration of the foregoing premises and other good and valuable consideration receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Services to be Provided by Pelion Exclusive. Pelion Exclusive will actively seek and propose investment opportunities especially in the area of distressed residential and commercial real estate properties for merger and/or acquisition. Pelion Exclusive may also assist Prime in the financing and development of real estate projects. It may also perform property management, asset management and propose possible buyers for the ultimate disposition of the properties. All property mergers and acquisitions, as well as project management, shall be subject to the approval of Prime. Pelion Exclusive hereby agrees that it will cause Mr. Kontos and other key Pelion Exclusive associates to spend a majority of their time on the business of this joint venture. Pelion Exclusive and its associates will do the work they deem necessary to do in order to promote the business of this joint venture. Pelion Exclusive will provide reasonable reports and attend meetings to conduct the business of this joint venture.

2.           Support to be Provided by Prime.

a.           Prime & Pelion Exclusive agree that all the costs of the services provided by Pelion Exclusive will be determined on a property by property case. All fees and expenses will be charged on every project-property that the two parties will agree to merge, acquire, lease, manage, sell, etc.

b.           Both parties agree that the only compensation concerning this Agreement that Prime will pay to Pelion Exclusive for the consulting services provided will be $15,000 in cash and 46,500 restricted common shares of PMLT. Besides this amount of cash and common shares there will be no other obligation of any kind or type that Prime will have to pay to Pelion Exclusive and/or its associates. Except for the compensation as may be agreed pursuant to paragraph 2.a above and 2.c below, this compensation is agreed by both parties to be fair for services provided to Prime from Pelion Exclusive for a period of two (2) years from the date of the signing of this Agreement.

c.           For the contribution, if any, of Pelion Exclusive to each project or property that will be acquired, developed, operated, or sold by Prime there will be a new separate agreement that will determine the obligations, the responsibilities, the rights and the returns of each party.

3.           Right of First Refusal. Prime shall have the right of first refusal to acquire any properties that Pelion Exclusive may locate provided the property meets Prime’s buying parameters. Pelion Exclusive shall provide written notice (the "Notice") to Prime with respect to any property that it is being considered for acquisition. The Notice shall provide information with respect to the type, location, financial condition and other material facts relating to the property and/or portfolio that is the subject matter of the property to the best of Pelion Exclusive’s knowledge. The Notice will also provide details as to any compensation to be paid to Pelion Exclusive which will be generated by the acquisition which shall include, but not be limited to, property management fees, asset management fees, acquisition/disposition fees, loan placement fees and any other amounts payable to Pelion Exclusive under the terms of the proposed acquisition. Pelion Exclusive shall provide such other information and/or analysis as Prime may reasonably request. Prime shall have twenty (20) days after receipt of the Notice and related materials within which to notify Pelion Exclusive that Prime is willing to acquire the property or not. If Prime does not notify Pelion Exclusive of its willingness to purchase the property within the Notice Period, then Pelion Exclusive shall be free to enter into an agreement with another party or parties with respect to acquiring the property.

4.           Responsibilities. If Prime elects to purchase a property that Pelion Exclusive recommends, then Prime agrees to come up with the required equity to purchase the property. If Prime will agree, then Pelion Exclusive shall be responsible to provide all on and off site supervision of the property management and/or asset management activities and shall be responsible for the day-to-day management of the properties that are acquired. All major property management, asset management and financial reporting issues ("Major Matters") shall be subject to mutual approval of Pelion Exclusive and Prime.

5.           Term. The term of this Agreement shall be for a period of two (2) years. This Agreement cannot be renewed. If the parties wish to continue their co-operation a new Agreement should be signed. Upon the termination of this Agreement as provided herein, the rights and obligations of the parties hereto shall immediately terminate.

6.           Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois.

7.           Entire Agreement.  This Agreement contains the entire agreement between the parties relating to the joint venture contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.

8.           Modification.  No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

9.           Time of Essence.  Time is of the essence to this Agreement and to all dates and time periods set forth herein.  However, if this Agreement requires any act to be done on a date that is not a business day, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding business day.

10.           Successors and Assigns.  All terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns.

11.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts shall together constitute but one agreement.

12.           No Partnership.  Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners, or to render either party liable for any of the debts or obligations of the other.

13.           Notices.  All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly delivered upon the receipt by facsimile transmission as evidenced by a receipt transmission report, or upon the delivery by overnight express delivery service, addressed as follows:

If to Pelion Exclusive:	Pelion Exclusive,
1 Koutarelia Str. & Argonafton Str.
38333, Volos, Greece.
Attention: Mr. Eleftherios Kontos

If to Prime:	Prime Estates and Development, Inc.
200 South Wacker Drive, Suite 3100
Chicago, IL. 60606
Attention: Mr. Panagiotis Drakopoulos

[SIGNATURES ON FOLLOW PAGE]

PELION EXCLUSIVE:

PELION EXCLUSIVE,
a Hellenic Individual Enterprise

By:  /s/ Eleftherios Kontos,

Manager

PRIME:

PRIME ESTATES & DEVELOPMENT INC.,
a Nevada corporation

By:  /s/ Panagiotis Drakopoulos,

CEO